CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of Gardner Lewis Investment Trust and to the use of our reports dated December 8, 2006 on the financial statements and financial highlights of The Chesapeake Growth Fund, The Chesapeake Core Growth Fund and The Chesapeake
Aggressive Growth Fund (each a series of shares of Gardner Lewis Investment Trust) as of and for the year ended October 31, 2006. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.



                                 /s/ Briggs, Bunting & Dougherty, LLP

                                 Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
February 28, 2007